Exhibit 10.4

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is effective as of April 30, 2016 (the "Effective Date"), by and between BKFS I MANAGEMENT, INC., a Delaware corporation (the "Company"), and MICHAEL L. GRAVELLE (the "Employee") and amends that certain Employment Agreement dated as of March 1, 2015 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Section 9(c) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof: “Termination due to Death or Disability. If Employee’s employment is terminated during the Employment Term due to death or Disability, the Company shall pay Employee (or to Employee’s estate or personal representative in the case of death), as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination: (i) any Accrued Obligations; plus (ii) the amount of Employee’s accrued Annual Bonus as contained on the internal books of the Company for the month in which the Date of Termination occurs. Additionally, subject to Section 27(b) hereof, all stock option, restricted stock, profits interest and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable.”
IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

By:	BKFS I MANAGEMENT, INC. /s/ Thomas J. Sanzone
Its:	Chief Executive Officer

MICHAEL L. GRAVELLE
/s/ Michael L. Gravelle